REGISTRAR,
                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                     between

                         THE GLOBAL HEALTH SCIENCES FUND

                                       and

                       STATE STREET BANK AND TRUST COMPANY





















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                                TABLE OF CONTENTS
                                -----------------

                                                                            PAGE
                                                                            ----

Article 1        Terms of Appointment; Duties of the Bank. . . . . . . . . . . 1

Article 2        Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . 3

Article 3        Representations and Warranties of the Bank. . . . . . . . . . 3

Article 4        Representations and Warranties of the Fund. . . . . . . . . . 4

Article 5        Indemnification . . . . . . . . . . . . . . . . . . . . . . . 4

Article 6        Covenants of the Fund and the Bank. . . . . . . . . . . . . . 7

Article 7        Termination of Agreement. . . . . . . . . . . . . . . . . . . 8

Article 8        Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . 8

Article 9        Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . 9

Article 10       Massachusetts Law to Apply. . . . . . . . . . . . . . . . . . 9

Article 11       Merger of Agreement . . . . . . . . . . . . . . . . . . . . . 9

Article 12       Limitations of Liability of the Trustees
                  and Shareholders . . . . . . . . . . . . . . . . . . . . . . 9


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               REGISTRAR, TRANSFER AGENCY AND SERVICE AGREEMENT
               ------------------------------------------------

        AGREEMENT made as of the 16th day of January, 1992, by and between THE GLOBAL HEALTH SCIENCES FUND, a Massachusetts business trust, having its principal office and place of business at 7800 E. Union Avenue, Denver, Colorado 80237, (the "Fund"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

        WHEREAS, the Fund desires to appoint the Bank as its registrar, transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent in connection with certain other activities and the Bank desires to accept such appointment;

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1      TERMS OF APPOINTMENT; DUTIES OF THE BANK
               ----------------------------------------

               1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Bank to act as, and the Bank agrees to act as registrar, transfer agent for the Fund's authorized and issued shares of its common stock ("Shares"), dividend disbursing agent, custodian of certain retirement plans and agent in connection with any dividend reinvestment plan as set out in the prospectus of the Fund, corresponding to the date of this Agreement.

               1.02 The Bank agrees that it will perform the following services:


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               (a) In accordance with procedures established from time to time by agreement between the Fund and the Bank, the Bank shall:

                    (i) Issue and record the appropriate number of Shares as authorized and hold such Shares in the appropriate Shareholder account;

                   (ii) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate documentation;

                  (iii) Execute transactions directly with broker-dealers authorized by the Fund who shall thereby be deemed to be acting on behalf of the Fund;

                   (iv) Prepare and transmit payments for dividends and distributions declared by the Fund;

                    (v) Act as agent for Shareholders pursuant to the dividend reinvestment and cash purchase plan as amended from time to time in accordance with the terms of the agreement to be entered into between the Shareholders and the Bank in substantially the form attached as Exhibit A hereto;

                   (vi) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Bank of indemnification satisfactory to the Bank and protecting the Bank and the Fund, and the Bank at


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                          its option, may issue replacement certificates in
                          place of mutilated stock certificates upon presentation thereof and without such indemnity; and

                  (vii) Report abandoned property to the various states as authorized by the Fund per policies and principles agreed upon by the Fund and the Bank.

               (b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), the Bank shall: (i) perform all of the customary services of a registrar, transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent of the dividend reinvestment and cash purchase plan as described in Article 1 consistent with those requirements in effect as at the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies and mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all registered Shareholders.

Article 2      FEES AND EXPENSES
               -----------------

               2.01 For the performance by the Bank pursuant to this Agreement, the Fund agrees to pay the Bank an annual maintenance fee as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and


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advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and the Bank.

               2.02 In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse the Bank for out-of-pocket expenses or advances incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of the Fund, will be reimbursed by the Fund.

               2.03 The Fund agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage and the cost of materials for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to the Bank by the Fund at least seven (7) days prior to the mailing date of such materials.

Article 3      REPRESENTATIONS AND WARRANTIES OF THE BANK
               ------------------------------------------

               The Bank represents and warrants to the Fund that:

               3.01 It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

               3.02 It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

               3.03 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

               3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.


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               3.05  It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4      REPRESENTATIONS AND WARRANTIES OF THE FUND
               ------------------------------------------

               The Fund represents and warrants to the Bank that:

               4.01 It is a business trust duly organized and existing and in good standing under the laws of Massachusetts.

               4.02 It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

               4.03  All corporate proceedings required by said
Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

               4.04 It is a closed-end, diversified investment company registered under the Investment Company Act of 1940, as amended.

               4.05 To the extent required by federal securities laws a registration statement under the Securities Act of 1933, as amended is currently effective and appropriate state securities law filings have been made with respect to all Shares of the Fund being offered for sale; information to the contrary will result in immediate notification to the Bank.

               4.06 It shall make all required filings under federal and state securities laws.

Article 5      INDEMNIFICATION
               ---------------

               5.01 The Bank shall not be responsible for, and the Fund shall indemnify and hold the Bank harmless from and against, any and all losses,


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damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

               (a) All actions of the Bank or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

               (b) The Fund's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder.

               (c) The reliance on or use by the Bank or its agents or subcontractors of information, records and documents which (i) are received or relied upon by the Bank or its agents or subcontractors and/or furnished to it or performed by or on behalf of the Fund, and (ii) have been prepared, maintained and/or performed by the Fund or any other person or firm on behalf of the Fund.

               (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Fund.

               (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

               5.02 The Bank shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure


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or omission to act by the Bank as a result of the Bank's lack of good faith, negligence or willful misconduct.

               5.03 At any time the Bank may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by telephone, in person, machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Bank, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

               5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or


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other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

               5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

               5.06 In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 6      COVENANTS OF THE FUND AND THE BANK
               ----------------------------------

               6.01  The Fund shall promptly furnish to the Bank the following:

               (a) A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Bank and the execution and delivery of this Agreement.

               (b) A copy of the Declaration of Trust and By-Laws of the Fund and all amendments thereto.


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               6.02  The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any;
and for the preparation or use, and for keeping account of, such certificates, forms and devices.

               6.03 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

               6.04 The Bank and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

               6.05 In cases of any requests or demands for the inspection of the Shareholder records of the Fund, the Bank will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held



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liable for the failure to exhibit the Shareholder records to such person.

Article 7      TERMINATION OF AGREEMENT
               ------------------------

               7.01 This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

               7.02 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination and/or a charge equivalent to the average of three (3) month's fees.

Article 8      ASSIGNMENT
               ----------

               8.01 Except as provided in Section 8.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

               8.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

               8.03 The Bank may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934, as amended ("Section 17A(c)(1)"), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(1) or (iii) a BFDS affiliate; provided, however, that the Bank shall be as fully responsible to the Fund for


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the acts and omissions of any subcontractor as it is for its own acts and omissions.

Article 9      AMENDMENT
               ---------

               9.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Fund.

Article 10     MASSACHUSETTS LAW TO APPLY
               --------------------------

               10.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

Article 11     MERGER OF AGREEMENT
               -------------------

               11.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

Article 12     LIMITATIONS OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS
               ---------------------------------------------------------

               12.01 A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or Shareholders individually but are binding only upon the assets and property of the Fund.


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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


                              THE GLOBAL HEALTH SCIENCES FUND


                              BY: /s/ John J. Kaweske
                                  ----------------------


ATTEST:

/s/ Glen A. Payne
-------------------------



                              STATE STREET BANK AND TRUST COMPANY


                              BY: /s/ Charles N. Whittemore, Jr.
                                  -------------------------------
                                          Vice President

ATTEST:

/s/ Maureen A. Rodriguez
---------------------------------
Assistant Secretary